Exhibit 99.1

True Religion Apparel Announces Financial Results

For Fourth Quarter and Full Year 2009

Introduces Full Year 2010 Guidance

•                  Q4 ‘09 net sales increased 27.2% year-over-year to $92.8 million, the best quarterly net sales in the Company’s history

•                  Q4 ‘09 net income rose 15.2% to $14.6 million from $12.7 million in Q4 ‘08

•                  Q4 ‘09 EPS reached $0.59 per diluted share as compared to $0.53 per diluted share in Q4 ‘08

•                  2009 net sales increased 15.2% year-over-year to $311.0 million

•                  2009 net income rose 6.7% to $47.3 million from $44.4 million in 2008

•                  2009 EPS of $1.92 per diluted share as compared to $1.83 per diluted share in 2008

•                  Initiates full year 2010 net sales guidance of approximately $360 million and diluted EPS guidance of $2.00 to $2.10.

VERNON, California — February 24, 2010— True Religion Apparel, Inc. (Nasdaq: TRLG) today announced financial results for the quarter and year ended December 31, 2009.

Fourth Quarter 2009 Financial Results

•                  Total net sales were $92.8 million, an increase of 27.2% as compared to $73.0 million in the fourth quarter of 2008.

•                  Net sales for the Company’s consumer direct segment, which includes the Company’s branded retail stores and e-commerce site, increased 84.8% to $45.1 million as compared to $24.4 million in the prior year period. Fourth quarter same-store sales for 36 stores open at least 12 months increased 22.3%.  The Company operated 70 branded stores as of December 31, 2009, compared to 42 as of December 31, 2008.

•                  Net sales for the Company’s U.S. wholesale segment totaled $31.6 million as compared to $36.4 million in the prior year period; the 13.1% decline was due to lower sales to Majors and boutiques.

•                  Net sales for the Company’s international segment increased 24.3% to $14.6 million as compared to $11.8 million in the prior year period.

•                  Net sales included $1.5 million of licensing revenue as compared to $0.5 million in the same period last year.

•                  Gross profit was $58.7 million, or 63.2% of net sales, compared to $43.3 million, or 59.3% of net sales, in the fourth quarter of 2008.  The overall improvement in gross margin was primarily due to the ongoing sales mix shift toward the Company’s higher-margin consumer direct segment, with a higher international segment gross margin offset by a reduction in the U.S. wholesale gross margin.

•                  Selling, general and administrative (“SG&A”) expense increased 48.6% to $34.8 million as compared to $23.4 million in the prior year period. As a percentage of net sales, SG&A increased 540 basis points to 37.5% from 32.1% in the same period a year ago. The year-over-year growth in SG&A expenses was driven by the costs associated with the opening of 28 new stores since December 31, 2008 and additional in-house resources.

•                  Operating income increased 20.4% to $23.9 million as compared to $19.8 million in the prior year period. Operating income was 25.7% of sales in Q4 2009 versus 27.2% in Q4 2008.

•                  The effective tax rate for the quarter was 38.9% as compared to 36.5% in the fourth quarter of 2008.

•                  Net income increased 15.2% to $14.6 million, or $0.59 per diluted share based on weighted average shares outstanding of 24.8 million, as compared to $12.7 million, or $0.53 per diluted share based on weighted average shares outstanding of 24.1 million in the 2008 fourth quarter.

Management Comments

Jeffrey Lubell, Chairman, Chief Executive Officer and Chief Merchant of True Religion Apparel, commented: “The introduction of new jeans and related sportswear and licensed merchandise was both the foundation and catalyst for another year of record sales and profitability for True Religion. The growth of our U.S. consumer direct platform as well as the ongoing development of the True Religion brand in international markets provided incremental sales and earnings over the past year and should continue to offer our company future growth opportunities. We were also pleased to have exceeded our 2009 sales and earnings goals and delivered against our strategic and financial objectives despite the tremendous changes in the global macro-economy that occurred throughout last year.”

Mr. Lubell continued, “We recognize the importance of always looking to evolve the organization in a manner that will best position the True Religion brand for healthy long-term growth. We believe our performance in 2009 reinforces our strategy: to continually design and introduce trend-setting jeans and related sportswear; to balance our distribution between wholesale and consumer direct; and to increase our presence in the international market, which we believe has the potential of being larger than the domestic market. We also believe the strategic investments in our personnel, systems and infrastructure that we made over the past year will position our organization to take advantage of the many growth opportunities we have in front of us.”

2009 Financial Results

•                  Total net sales were $311.0 million, an increase of 15.2% as compared to $270.0 million in the year ended December 31, 2008.

•                  Net sales for the Company’s consumer direct segment increased 71.3% to $129.0 million as compared to $75.3 million in the prior year.

•                  Net sales for the Company’s U.S. wholesale segment decreased 19.6% to $123.2 million as compared to $153.2 million in the prior year.

•                  Net sales for the Company’s international segment increased 36.0% to $54.5 million as compared to $40.0 million in the prior year.

•                  Net sales included $4.3 million of licensing revenue as compared to $1.4 million in the prior year.

•                  Gross profit increased 24.6% to $195.6 million, or 62.9% of net sales, compared to $157.0 million, or 58.1% of net sales, in 2008.  The overall improvement in gross margin was primarily due to the ongoing sales mix shift toward the Company’s higher-margin consumer direct segment.

•                  Selling, general and administrative (“SG&A”) expense increased 33.9% to $118.0 million from $88.1 million in the prior year, and as a percentage of net sales, increased 530 basis points to 37.9% from 32.6% in the prior year. The year-over-year growth in SG&A expenses was driven by the costs associated with the significant expansion of the Company’s consumer direct segment and other in-house resources.

•                  Operating income increased 12.7% to $77.6 million, or 25.0% of net sales, from $68.9 million, or 25.5% of net sales, in the prior year.

•                  The effective tax rate for the year ended December 31, 2009 was 39.1% compared to 36.6% in the prior year.

•                  Net income increased 6.7% to $47.3 million, or $1.92 per diluted share based on weighted average shares outstanding of 24.7 million, from $44.4 million, or $1.83 per diluted share based on weighted average shares outstanding of 24.3 million, in the prior year.

Balance Sheet and Liquidity

As of December 31, 2009, the Company had $105.5 million of cash and cash equivalents as compared to $57.2 million as of December 31, 2008. The Company also ended the year with no long-term borrowings.  Inventory increased to $34.5 million, or by $8.7 million, from the same time a year ago, to support the expansion of the Company’s branded retail stores.  Net cash provided by operating activities during 2009 was $66.5 million compared to $49.1 million in the prior year.

Store Openings

During the 2009 fourth quarter, True Religion opened four new stores, bringing its total store count at December 31, 2009, to 70 stores, compared to 42 stores at December 31, 2008.  The Company anticipates opening 30 new retail stores in 2010, including 27 stores in the U.S. and its  first three international full-price stores: Tokyo, London, and Toronto.

2010 Guidance

The Company is initiating its guidance for the fiscal year ended December 31, 2010, as follows:

•                  Total net sales are expected to be approximately $360 million.

•                  EPS is expected to be in the range of $2.00 to $2.10.

The Company’s net sales guidance relies on the following assumptions:

•                  Net sales growth within the Company’s consumer direct segment are forecasted to grow between 40% and 45% compared to 2009. This growth assumes 28 new retail stores (27 in the U.S. plus one store in Toronto) and the full year impact of the 28 stores opened in 2009.

•                  Net sales in the Company’s U.S. wholesale segment are expected to decrease in the mid-teens on a percentage basis as compared to 2009, mostly driven by management’s decision to reduce sales to the off-price channel by $10 million and instead place a greater emphasis on regular-price wholesale sales.

•                  The international segment’s net sales are forecasted to increase by approximately 20% as compared to 2009.

•                  The Company’s licensing revenues are expected to increase by approximately 15% as compared to 2009.

The Company’s 2010 EPS guidance reflects fully diluted weighted average shares outstanding of approximately 25.1 million and an effective tax rate of 37.6%, which will be down 150 bps from 2009 due to an increased federal credit rate available to domestic manufacturers in 2010.

Investor Conference Call

True Religion management will host a conference call to discuss the financial results and answer questions today at 4:30 p.m. ET. The conference call will be available to all interested parties through a live webcast at www.truereligionbrandjeans.com and www.earnings.com. Please visit the Web site at least 15 minutes prior to the start of the call to register and download any necessary software. For those unable to listen to the live broadcast, the call will be archived and available online at both sites. A telephone replay of the call will be available for approximately one month following the conclusion of the call by dialing (877) 660-6853 (domestic) or (201) 612-7415 (international) and entering account: 3055 and conference identification: 342908.  Please note participants must enter both the account and Conference identification numbers in order to access the replay.

About True Religion Apparel, Inc.

True Religion Apparel, Inc. is a growing, design-based jeans and jean-related sportswear brand. The company designs, manufactures and markets True Religion Apparel products, including its premium True Religion Brand Jeans. Its expanding product line, which includes high-quality, distinctive styling and fit in denim, sportswear, and licensed products, may be found in contemporary department stores and boutiques in 50 countries around the world, including the United States, Canada, Germany, United Kingdom, Japan, Korea, France, Spain, Sweden, Greece, Italy, Mexico, Australia, South Africa and China. For more information, please visit www.truereligionbrandjeans.com.

Q4 & FY 2009 Segment Results

(Dollar amounts in thousands)

	Quarters Ended December 31,			Years Ended December 31,
			% Increase/			% Increase/
	2009	2008	Decrease	2009	2008	Decrease
Net sales:
Consumer Direct	$45,145	$24,424	84.8%	$129,029	$75,314	71.3%
U.S. Wholesale	31,582	36,358	(13.1)%	123,203	153,235	(19.6)%
International	14,617	11,755	24.3%	54,479	40,044	36.0%
Other	1,494	453	229.8%	4,289	1,407	204.8%
Total net sales	$92,838	$72,990	27.2%	$311,001	$270,000	15.2%

	Quarters Ended December 31,				Years Ended December 31,
	2009		2008		2009		2008
		Gross		Gross		Gross		Gross
		Margin		Margin		Margin		Margin
	Amount	%	Amount	%	Amount	%	Amount	%
Gross Profit:
Consumer Direct	$33,147	73.4%	$18,273	74.8%	$95,276	73.8%	$57,669	76.6%
U.S. Wholesale	16,021	50.7%	18,740	51.5%	65,882	53.5%	78,670	51.3%
International	8,047	55.1%	5,798	49.3%	30,115	55.3%	19,255	48.1%
Other	1,494	100.0%	453	100.0%	4,289	100.0%	1,407	100.0%
Total gross profit	$58,709	63.2%	$43,264	59.3%	$195,562	62.9%	$157,001	58.1%

	Quarters Ended December 31,				Years Ended December 31,
	2009		2008		2009		2008
		Operating		Operating		Operating		Operating
		Margin		Margin		Margin		Margin
	Amount	%	Amount	%	Amount	%	Amount	%
Operating Income:
Consumer Direct	$17,413	38.6%	$8,540	35.0%	$44,766	34.7%	$27,810	36.9%
U.S. Wholesale	6,253	19.8%	11,270	31.0%	30,763	25.0%	47,452	31.0%
International	6,374	43.6%	4,652	39.6%	25,167	46.2%	16,761	41.9%
Other	(6,157)	NM	(4,627)	NM	(23,099)	NM	(23,147)	NM
Total operating Income	$23,883	25.7%	$19,835	27.2%	$77,597	25.0%	$68,876	25.5%

This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.  Among these forward looking statements are our 2010 Guidance, Segment Guidance, Store Opening Guidance and the other statements contained in this press release addressing our plans, expectations, future financial condition and results of operations.  These forward-looking statements are not historical facts and are inherently uncertain and outside of our control.  Any or all of our forward-looking statements in this press release may turn out to be wrong.  They can be affected by inaccurate assumptions we might make or by known or unknown risks and uncertainties. Actual future results may vary materially. Factors that may cause our plans, expectations, future financial condition and results to change are described in our Annual Report on Form 10-K, Reports on Form 10-Q and our other filings with the SEC, and include: the current downturn in the global economy and in particular, the decline in consumer spending generally and in the apparel industry more specifically; the Company’s ability to predict fashion trends; the Company’s ability to continue to maintain its brand image and reputation; competition from companies with significantly greater resources than ours; and the Company’s ability to continue and control its expansion plans.

SOURCE: True Religion Apparel, Inc.

Contact:	True Religion Apparel, Inc.
Pete Collins, Chief Financial Officer
(323) 266-3072

Investor Relations

Joseph Teklits/Jean Fontana/Laura Miller
ICR, Inc.
(203) 682-8200

TRUE RELIGION APPAREL, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(Amounts in thousands, expect per share data)

(Unaudited)

	Quarters Ended		Years Ended
	December 31,		December 31,
	2009	2008	2009	2008
Net sales	$92,838	$72,990	$311,001	$270,000
Cost of sales	34,129	29,726	115,439	112,999
Gross profit	58,709	43,264	195,562	157,001

Selling, general and administrative expenses	34,826	23,429	117,965	88,125

Operating income	23,883	19,835	77,597	68,876

Interest income, net	(75)	(177)	(169)	(1,065)

Income before provision for income taxes	23,958	20,012	77,766	69,941
Provision for income taxes	9,323	7,305	30,434	25,570
Net income	$14,635	$12,707	$47,332	$44,371

Earnings per share:
Basic	$0.61	$0.54	$1.97	$1.89
Diluted	$0.59	$0.53	$1.92	$1.83

Weighted average shares outstanding:
Basic	24,051	23,686	23,993	23,511
Diluted	24,847	24,050	24,659	24,270

TRUE RELIGION APPAREL, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Amounts in thousands, except par value amounts)

(Unaudited)

	December 31,	December 31,
	2009	2008
ASSETS
Current Assets:
Cash and cash equivalents	$105,531	$57,245
Short-term investments	4,948	4,850
Accounts receivable, net of allowances:
From customers	27,214	10,043
From factor	3	23,060
Inventory	34,502	25,828
Deferred income tax assets	8,753	6,498
Prepaid expenses and other current assets	7,000	4,148
Total current assets	187,951	131,672
Property and equipment, net	39,693	28,006
Long-term investments	—	4,990
Other assets	2,162	1,784

TOTAL ASSETS	$229,806	$166,452

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable and accrued expenses	$11,717	$10,633
Accrued salaries, wages and benefits	8,843	6,889
Income taxes payable	826	1,042
Total current liabilities	21,386	18,564
Long-Term Liabilities:
Long-term deferred rent	7,851	4,536
Long-term deferred income tax liabilities	2,715	1,102
Total long-term liabilities	10,566	5,638
Total liabilities	31,952	24,202

Stockholders’ Equity:
Preferred stock, $0.0001 par value, 20,000, shares authorized, no shares issued and outstanding	—	—
Common stock, $0.0001 par value, 80,000 shares authorized, 25,250 and 24,450 issued and outstanding, respectively	3	2
Additional paid-in capital	49,840	38,554
Retained earnings	147,809	103,508
Accumulated other comprehensive income, net	202	186
Total stockholders’ equity	197,854	142,250

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$229,806	$166,452

TRUE RELIGION APPAREL, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Amounts in thousands)

(Unaudited)

	Years Ended December 31,
	2009	2008
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$47,332	$44,371
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	6,492	3,427
Provision for bad debts	99	577
Stock-based compensation	11,899	10,297
Tax benefit from stock-based compensation	55	229
Excess tax benefit from stock-based compensation	(55)	(229)
Deferred income tax benefit	(642)	(128)
Other	206	305
Changes in operating assets and liabilities:
Accounts receivable from factor	23,057	(8,271)
Accounts receivable from customers	(17,278)	1,914
Inventory	(8,719)	(4,377)
Prepaid expenses and other current assets	(2,861)	(1,834)
Other assets	(280)	(448)
Accounts payable and accrued expenses	2,800	(825)
Accrued salaries, wages and benefits	1,954	2,831
Income taxes payable	(884)	(2,168)
Long-term deferred rent	3,315	3,391
Net cash provided by operating activities	66,490	49,062

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(20,082)	(18,187)
Sales of investments	4,900	5,550
Expenditures to establish trademarks	(128)	(81)
Net cash used in investing activities	(15,310)	(12,718)

CASH FLOWS FROM FINANCING ACTIVITIES:
Statutory tax withholding payment for stock-based compensation	(3,032)	(8,110)
Excess tax benefit from stock-based compensation	55	229
Proceeds from exercise of stock options	—	25
Net cash used in financing activities	(2,977)	(7,856)

Effect of exchange rate changes in cash	83	71

Net increase in cash and cash equivalents	48,286	28,559
Cash and cash equivalents, beginning of period	57,245	28,686
Cash and cash equivalents, end of period	$105,531	$57,245